Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the National Oilwell Varco, Inc. 2018 Long-Term Incentive Plan of our reports dated February 16, 2018, with respect to the consolidated financial statements and schedule of National Oilwell Varco, Inc., and the effectiveness of internal control over financial reporting of National Oilwell Varco, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2017, filed with the Securities and Exchange Commission

/s/ ERNST & YOUNG LLP

Houston, Texas

May 11, 2018